Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Brian Blackman
	(212) 886-9332	(800) 318-0047

Caesars Entertainment Corporation and Caesars Acquisition Company Announce Amendment to Merger Agreement

LAS VEGAS, February 21, 2017 — Caesars Entertainment Corporation (Nasdaq: CZR) (“Caesars Entertainment”) and Caesars Acquisition Company (Nasdaq: CACQ) (“Caesars Acquisition”) today announced that they have amended the terms of their proposed merger.

Caesars Entertainment and Caesars Acquisition entered into an amended and restated agreement and plan of merger in July 2016 (the “Merger Agreement”). The Merger Agreement contemplated that the parties would negotiate any necessary adjustments to the merger exchange ratio. That negotiation led to the amendment we announced today.

The amendment is an important milestone on the path to launching the New Caesars and completing Caesars Entertainment Operating Company, Inc.’s (“CEOC”) court-supervised restructuring process. The New Caesars will result from the combination of Caesars Entertainment and Caesars Acquisition.

The amended terms of the merger, as set forth in an amendment to the Merger Agreement, will be disclosed in Form 8-Ks to be filed today by Caesars Entertainment and Caesars Acquisition, respectively. Under the terms of the Merger Agreement, as amended, Caesars Acquisition stockholders will receive 1.625 shares of Caesars Entertainment for each Caesars Acquisition share they own, subject to anti-dilution adjustments in certain circumstances set forth in the Merger Agreement, as amended. Closing of the merger is subject to regulatory and stockholder approval, receipt of certain tax opinions and other customary closing conditions.

In a separate announcement, Caesars Entertainment, CEOC and its Chapter 11 debtor subsidiaries announced today that CEOC has entered into committed financing agreements for proposed new senior secured credit facilities of CEOC, marking another key development in CEOC’s restructuring.

The merger terms were negotiated by special committees of the boards of Caesars Entertainment and Caesars Acquisition. The committees are comprised of independent directors of each board.

Centerview Partners served as the exclusive financial advisor to the special committee of Caesars Entertainment and Reed Smith LLP served as the committee’s legal counsel. Moelis & Company LLC served as the exclusive financial advisor to the special committee of Caesars Acquisition and Skadden, Arps, Slate, Meagher & Flom LLP served as the committee’s legal counsel.

About Caesars Entertainment Corporation

Caesars Entertainment Corporation (“CEC”) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary CEOC, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. CEC’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. CEC is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

About Caesars Acquisition Company

Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between Caesars Acquisition and CEC, the world’s most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. Caesars Acquisition is CGP LLC’s managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.

Forward Looking Statement

This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as, “will,” “would,” “expect,” and “propose” or the negative or other variations thereof or comparable terminology.

These forward-looking statements, including, without limitation, those relating to the merger or the transactions contemplated by the Third Amended Joint Plan of Reorganization of CEOC (the “Plan”), CEOC’s emergence and expected timing thereof, future actions that may be taken by CEC and others with respect thereto, the completion of the merger and the financial position and actions of CEC post-emergence, wherever they occur in this filing, are based on CEC management’s and Caesars Acquisition management’s current expectations and projections about future events and are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of CEC and Caesars Acquisition may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•	the Merger Agreement, as amended, may not be approved by the CEC and Caesars Acquisition stockholders, respectively, at the respective special meetings or the failure to satisfy any of the other closing conditions of the Merger Agreement, as amended;

•	the merger may not be consummated or one or more events, changes or other circumstances that could occur that could give rise to the termination of the Merger Agreement, as amended;

•	the merger is subject to the substantially contemporaneous consummation of the Plan and the Plan is subject to a number of conditions which are not under CEC’s or Caesars Acquisition’s control;

•	CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the restructuring of CEOC as necessary;

•	CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast and other risks associated with the restructuring of CEOC and related litigation; and

•	the price of, market for and potential market price volatility of CEC’s and of Caesars Acquisition’s common stock.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. CEC and Caesars Acquisition undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as required by law.